Exhibit 99.2(k)(3)


                   REORGANIZATION SUPPORT SERVICE AGREEMENT

      Agreement made as of the __ day of January __ , 2007 between Korea Equity Fund, Inc. with principal offices at Two World Financial Center, New York, NY 10281 ("KEF") and The Colbent Corporation with principal offices at 161 Bay State Drive Braintree, Massachusetts 02184 ("Colbent").

                              W I T N E S S E T H

      WHEREAS, KEF desires to engage Colbent to act as Subscription Agent to complete its 2007 rights offering expected to commence on or about January 19, 2007 (the "Rights Offering"); and

      WHEREAS, Colbent owns proprietary software for, and is in the business of performing the functions of Subscription Agent for exchange projects, and desires to be engaged for such purposes in connection with the Rights Offering; and

      NOW, THEREFORE, KEF hereby engages Colbent as subscription agent (the "Subscription Agent") to perform the processing services set forth herein required to complete the Rights Offering and Colbent agrees to provide such services under the following terms and conditions:


1. Engagement.
   ----------

KEF hereby engages Colbent to act as Subscription Agent to complete the Rights Offering. Colbent and KEF will consult with each other concerning the specific services to be provided by Colbent and an agreeable timetable to perform the services. As Subscription Agent, Colbent shall be responsible to supply all needed personal and software required to complete the Rights Offering , with the exception of staffing and supplying telephone support for the Rights Offering, which will be supplied by KEF or other information agent.

2. Specific Services, Fees.
   -----------------------

Exhibit 1, attached hereto and made a part hereof, as the same shall be amended from time to time by the agreement of the parties, shall set forth the agreed upon services, procedures, time lines, fees, out of pocket expenses and other performance standards required of each party for the Exchange.

3. Term.
   ----

The term of this Agreement shall commence on the date first set forth above and shall continue for the duration of the Rights Offering.


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4. Representations and Warranties of Colbent.
   -----------------------------------------

      Colbent represents and warrants to KEF that:

      4.1 it is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts;

      4.2 it is duly qualified to carry on its business in The Commonwealth of Massachusetts and the State of New York;

      4.3 it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

      4.4 all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

      4.5 it is the sole owner of the Corporate Reorg System (CRS(TM)) and other related proprietary software (the "CRS(TM) Software System"), and has the right to use the other software in providing the processing services as provided hereunder;

      4.6 Colbent's CRS(TM) Software System and Colbent's use of such other software do not infringe upon any copyright, patent or other proprietary interest of any person, firm or organization; and

5. Representations and Warranties of KEF
   -------------------------------------

      KEF represents and warrants to Colbent that:

      5.1 it is a corporation organized and existing and in good standing under the laws of the State of Maryland;

      5.2 it is empowered under applicable laws and by its Articles of Incorporation and By Laws to enter into and perform this Agreement;

      5.3 all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

      5.4 the execution, delivery and performance of this agreement by KEF will not require the consent of any other party, or violate, conflict with, or result in the breach of any term condition, or provision of any existing contract, agreement, law, ordinance, rule or regulation to which it is subject.


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6. Confidentiality.
   ---------------

Both parties agree that they, their personnel, agents or representatives will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections or any other secret, confidential or proprietary information whatsoever (the "Confidential Information"), whether of KEF or Colbent, used or gained by KEF or Colbent during performance under this Agreement. Colbent and KEF further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret, confidential or proprietary information whatsoever in trust for the sole benefit of KEF or Colbent and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that KEF or Colbent must disclose such data to a governmental authority or a court of competent jurisdiction.

KEF acknowledges that its personnel may be exposed to proprietary information of Colbent, including, but not limited to Colbent's proprietary CRS(TM) Software System, and KEF agrees that it will take all appropriate steps to ensure that its personnel will keep all aspects of Colbent's CRS(TM) Software System confidential.

Both parties acknowledge and agree that a breach of this Section by a party or its personnel, agents or representatives is highly likely to cause significant, irreparable harm to the other party and that such other party shall be entitled to temporary, preliminary and/or injunctive relief, or any other equitable remedy deemed appropriate by a reviewing court, to prevent a breach or threatened breach of this Section in order to protect its interests in its Confidential Information.


7. Standard of Care.
   ----------------

Each party will at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility, and will not be liable, for loss or damage due to errors unless said errors are caused by its gross negligence, or willful misconduct or that of its employees.

8. Colbent Indemnification.
   -----------------------

Colbent hereby agrees to indemnify, defend and hold harmless KEF and their respective officers, shareholders, employees and representatives from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorney's fees and costs, arising out of any infringement or misappropriation of third party intellectual property rights related to Colbent's CRS(TM) Software System and any other software utilized by Colbent in performing services under this Agreement.

KEF shall provide Colbent with prompt written notice of any assertion of any claim, demand or


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the institution of any action that may expose Colbent to liability hereunder.
In defending any such claim, demand or action, Colbent shall be represented by counsel of its own choosing.

9. Force Majeure.
   -------------

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

10. Consequential Damages.
    ---------------------

Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

11. Disaster Plan.
    -------------

Colbent will maintain a disaster back-up plan whereby the services contemplated by this Agreement can be performed by Colbent on an alternative computer hardware and software system within forty-eight (48) hours if there is a catastrophic event that renders Colbent's computer hardware and software system upon which the services are then being performed inoperable.

12. Insurance.
    ---------

Colbent maintains errors or omissions insurance coverage in the amount of Ten Million Dollars ($10,000,000.00) per error.

13. Right to Audit.
    --------------

KEF and/or its internal auditors and examiners may conduct, at KEF's option and expense, appropriate audits and examinations of Colbent's operations relating to the performance of this services hereunder in accordance with applicable regulatory requirements, and to verify that the services are being performed in accordance with this Agreement. Such audits shall require reasonable prior notice to Colbent; provided, however, that any audit shall not interfere with Colbent's ability to perform its obligations hereunder. KEF, its examiners or auditors shall not have access to Colbent's proprietary data or the proprietary data of any Colbent customer.

14. Amendment, Successors and Assigns.
    ---------------------------------

This Agreement may be amended or modified by a written agreement executed by both parties. This Agreement shall be binding on and shall inure to the benefit of the respective successors and


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assigns of the parties hereto.

15. Massachusetts Law to Apply.
    --------------------------

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the internal laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

16. Survival.
    --------

All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

17. Severability.
    ------------

If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

18. Merger of Agreement.
    -------------------

This Agreement constitutes the entire agreement between the parities hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

19. Counterparts.
    ------------

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.











IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the day set forth in this Agreement.



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


Korea Equity Fund, Inc.



________________________________
Name
Title



THE COLBENT CORPORATION



_______________________________
Name
Title




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